EX-99.IND PUB ACCT

Exhibit 99.(13)(A)(4)

September 8, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 13(a)(4) to Form N-CSRS dated September 8, 2022 of Mairs & Power Funds Trust and are in agreement with the statements contained in the second paragraph within the section titled Change in Independent Registered Public Accounting Firm on page 67 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

Minneapolis, Minnesota